Exhibit 5.1

June 8, 2020

BJ's Restaurants, Inc.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

Ladies and Gentlemen:

We are acting as counsel to BJ's Restaurants, Inc., a California corporation (the “Company”), in connection with the public offering of up to (i)  3,500,00 shares of the Company’s common stock (the "Issued Shares"), (ii) warrants to purchase 875,000 shares of the Company's common stock (the "Warrants"), and (iii) 875,000 shares issuable upon exercise of the Warrants (the “Warrant Shares”) by the selling shareholders named in the prospectus supplement, dated June 8, 2020 (the “Prospectus Supplement”). The offering of the Issued Shares, the Warrants and the Warrant Shares is being made pursuant to the Prospectus Supplement and the accompanying base prospectus dated April 23, 2020 (together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3ASR (File No. 333-237813) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on April 23, 2020. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Articles of Incorporation, as amended, of the Company; (b) the Bylaws, as amended, of the Company; (c) resolutions adopted by the board of directors of the Company or a designated committee thereof (collectively, the “Board”) on or about April 23, 2020, April 29, 2020 and May 1, 2020, and (d) the Registration Statement. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

June 8, 2020

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.the Issued Shares are validly issued, fully paid, and nonassessable,

2.the Warrants are the legal, valid and binding obligations of the Company, and

3.the Warrant Shares, when issued upon the exercise of the Warrants in accordance with the terms of the Common Stock Purchase Warrant evidencing such Warrants (the "Warrant Agreement") and for the additional consideration specified therein, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. The opinion contained in paragraph 2 above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law, and (iii) the effect of Section 1670.5 of the California Civil Code, which provides, in substance, that if a court as a matter of law finds a contract or any clause of a contract to have been "unconscionable" at the time it was made, the court may refuse to enforce the contract, or the court may enforce the remainder of the contract without the "unconscionable" clause or so as to avoid an "unconscionable" result.  That Section also permits parties to present evidence as to the commercial setting, purpose and effect of any contract or clause thereof claimed to be "unconscionable," to aid the court in making its determination;

B. We express no opinion regarding the effectiveness of the following provisions in the Warrant Agreement: (i) any provision waiving the right to object to venue in any court; (ii) any agreement to submit to the jurisdiction of any Federal court; (iii) any waiver of the right to jury trial or (iv) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

June 8, 2020

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares and the Warrants by the selling shareholders, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We are admitted to practice only in the State of California and express no opinion as to matters governed by any laws other than the laws of the State of California, and the Federal laws of the United States of America.

/s/  ELKINS KALT WEINTRAUB REUBEN GARTSIDE LLP